UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2018

SJW Group

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-8966	77-0066628
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 W. Taylor Street

San Jose, California 95110

(Address of principal executive offices, including zip code)

(408) 279-7800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01    Entry into a Material Definitive Agreement.

On November 28, 2018, SJW Group, a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, Barclays Capital Inc., RBC Capital Markets, LLC and UBS Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters an aggregate of 6,750,000 shares of the Company’s common stock, par value $0.001 per share (the “Firm Shares”), in an underwritten public offering. Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 1,012,500 shares of its common stock (the “Option Shares”), which was exercised in full on December 3, 2018. The offering of the Firm Shares closed on December 3, 2018 and the offering of the Option Shares is expected to close on December 5, 2018, subject to customary closing conditions.

The Company received net proceeds of approximately $356.7 million from the sale of the Firm Shares and expects to receive additional net proceeds of approximately $53.8 million from the sale of the Option Shares, in each case after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering, together with the net proceeds from debt financing, to finance the Company’s previously announced acquisition of Connecticut Water Service, Inc. (the “CTWS Acquisition”) and to pay related fees and expenses. Pending such use, the Company may invest the net proceeds temporarily in investment-grade securities, money-market funds, bank deposit accounts or similar short-term investments. The offering is not conditioned on the consummation of the CTWS Acquisition. If for any reason the CTWS Acquisition does not close, then the Company intends to use the net proceeds from the offering for general corporate purposes, which may include acquisitions, share repurchases or debt repayment, and the Company will not have any obligation to repurchase any or all of its shares of common stock sold in the offering.

The Underwriting Agreement includes customary representations, warranties, covenants and closing conditions. It also provides for customary indemnification by the Company and the Underwriters against certain specified types of liabilities and customary contribution provisions in respect of those liabilities. Certain of the Underwriters and their respective affiliates have performed, and may in the future perform, various commercial and investment banking, financial advisory and other services for us, our affiliates and our officers in the ordinary course of business, for which they received, and may receive, customary fees and reimbursement of expenses. In particular, J.P. Morgan Securities LLC is acting as financial advisor to the Company in connection with the CTWS Acquisition. Affiliates of J.P. Morgan Securities LLC, Barclays Capital Inc., RBC Capital Markets, LLC and UBS Securities LLC are also lenders under the Company’s $975.0 million committed bridge facility. In addition, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as lender to San Jose Water Company, a subsidiary of the Company, under San Jose Water Company’s credit agreement dated June 1, 2016.

The offering was made pursuant to the Company’s registration statement on Form S-3 (File No. 333-228548) and the prospectus dated November 26, 2018 included in such registration statement, as supplemented by a preliminary prospectus supplement dated November 26, 2018 and a final prospectus supplement dated November 28, 2018, each of which has been filed with the Securities and Exchange Commission.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and is incorporated herein by reference. A copy of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to the validity of the common stock being issued and sold in the offering is attached as Exhibit 5.1 hereto.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit Index

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of November 28, 2018

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SJW GROUP

Date: December 3, 2018	/s/ James P. Lynch
James P. Lynch, Chief Financial Officer and Treasurer